UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gottlieb, Richard D.
   Lee Enterprises, Incorporated
   400 Putnam Bldg.
   Davenport, IA  52801
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/28/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |02/07/|D   | |4,593             |D  |$32.18     |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/07/|F   |V|2,207             |D  |$32.18     |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/09/|M   | |72,000            |A  |$11        |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/09/|S   | |38,500            |D  |$31.365    |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/10/|W   |V|2,733             |A  |           |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/12/|S   |V|33,500            |D  |$31.566    |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/15/|W   |V|2,733             |D  |$31.47     |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/26/|F   |V|39,915            |D  |$32.10     |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/26/|M   | |58,275            |A  |$16-$25.938|87,267             |D     |                           |
                           |01    |    | |                  |   |0          |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |800                |I     |By Spouse*                 |
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Common Stock               |      |    | |                  |   |           |9,845              |I     |By Daughter in Trust*      |
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Common Stock               |      |    | |                  |   |           |5,962              |I     |By Daughter*               |
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Class B Common Stock       |02/10/|W   |V|4,244             |A  |           |                   |D     |                           |
                           |09    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |02/15/|W   | |4,244             |D  |$31.47     |                   |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |02/28/|W   |V|40,000            |A  |           |105,860            |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |      |    | |                  |   |           |21,360             |I     |By Spouse*                 |
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Class B Common Stock       |      |    | |                  |   |           |3,957              |I     |By Daughter*               |
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Class B Common Stock       |      |    | |                  |   |           |2,100              |I     |By Daughter in Trust*      |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$11     |02/09|M   | |72,000     |D  |**   |11/19|Common Stock|72,000 |       |0           |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option |$15.5625|     |    | |           |   |**   |11/17|Common Stock|52,806 |       |52,806      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option |$16     |02/26|M   | |8,900      |D  |**   |11/3/|Common Stock|26,700 |       |26,700      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |03   |            |       |       |            |   |            |
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Employee Stock Option |$16.6250|02/26|M   | |10,000     |D  |**   |11/1/|Common Stock|30,000 |       |30,000      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |04   |            |       |       |            |   |            |
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Employee Stock Option |$19.8125|02/26|M   | |10,000     |D  |**   |11/8/|Common Stock|30,000 |       |30,000      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |05   |            |       |       |            |   |            |
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Employee Stock Option |$21.5000|02/26|M   | |5,000      |D  |**   |10/28|Common Stock|15,000 |       |15,000      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/06  |            |       |       |            |   |            |
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Employee Stock Option |$26.6250|02/26|M   | |6,250      |D  |**   |01/31|Common Stock|18,750 |       |18,750      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/06**|            |       |       |            |   |            |
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Employee Stock Option |$27.1880|02/26|M   | |4,375      |D  |**   |01/31|Common Stock|13,125 |       |13,125      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/06**|            |       |       |            |   |            |
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Employee Stock Option |$29.9380|02/26|M   | |6,250      |D  |**   |01/31|Common Stock|18,750 |       |18,750      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/06**|            |       |       |            |   |            |
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Employee Stock Option |$25.9380|02/26|M   | |7,500      |D  |**   |01/31|Common Stock|22,500 |       |22,500      |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/06**|            |       |       |            |   |            |
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Employee Stock Option |$28.2500|     |    | |           |   |11/29|11/17|Common Stock|3,963  |       |3,963       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/01  |/02  |            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|4,436      |A  |02/26|11/03|Common Stock|4,436  |       |4,436       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/03  |            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|5,179      |A  |02/26|11/01|Common Stock|5,179  |       |5,179       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/04  |            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|6,172      |A  |02/26|11/08|Common Stock|6,172  |       |6,172       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/05  |            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|3,349      |A  |02/26|10/28|Common Stock|3,349  |       |3,349       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/06  |            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|5,184      |A  |02/26|01/31|Common Stock|5,184  |       |5,184       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/06**|            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|3,706      |A  |02/26|01/31|Common Stock|3,706  |       |3,706       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/06**|            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|5,829      |A  |02/26|01/31|Common Stock|5,829  |       |5,829       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/06**|            |       |       |            |   |            |
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Employee Stock Option |$32.1000|02/26|A   |V|6,060      |A  |02/26|01/31|Common Stock|6,060  |       |6,060       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |/02  |/06**|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other purpose. One of the Reporting Person's daughters is no longer a dependent and her holdings have been deleted from reporting with this
filing.
**Effective January 31, 2001 all of the Reporting Person's stock options became fully vested in their entirety as of that date and all of the expiration dates of the Reporting Person's unexercised stock options were changed to expire upon the earlier of (a) the expiration date provided in the applicable Plan Agreement or (b) January 31,
2006.
SIGNATURE OF REPORTING PERSON
/s/ Richard D. Gottlieb